 Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
CICERO INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Cicero Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Company (the “Board of Directors” or the “Board”) by the Company’s Certificate of Incorporation and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors, by unanimous written consent, dated August 11, 2017, adopted the following resolution (which has not been modified, altered or amended and is presently in full force and effect) providing for the designation, rights, preferences, qualifications, limitations and restrictions of Series A Preferred Stock (as defined below):

WHEREAS, the Certificate of Incorporation of the Company authorizes ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Company (the “Preferred Stock”) issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to establish and fix from time to time the number of shares to be included in any series of Preferred Stock and the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate Series A Convertible Preferred Stock, par value $.001 per share, and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to such Series A Convertible Preferred Stock as follows:

1.           Designation and Amount; Rank.

(a)           Designation and Amount. The shares of Preferred Stock created hereby shall be designated the “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and the authorized number of shares constituting such series shall be 5,083 shares. The rights, preferences, qualifications, limitations, restrictions and other matters relating to the Series A Preferred Stock are as set forth herein.

(b)           Rank. The Series A Preferred Stock shall rank, with respect to dividend rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock, par value $.001, of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with and each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series A Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

2.           Dividends. The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to (i) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (B) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Series A Original Issue Price (as defined below); provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Series A Preferred Stock pursuant to this Section 1 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend. The “Series A Original Issue Price” shall mean $1,000.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock.

3.           Liquidation.

(a)           Series A Liquidation Preference. Upon a Liquidation Event, after the payment (or the setting aside for payment or distribution) of all preferential amounts required to be paid to the holders of any Senior Securities, in the event of any Liquidation Event, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price plus any dividends accrued or declared but unpaid thereon as of the date of such Liquidation Event (the “Liquidation Preference”). If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amount to which they shall be entitled under this Section 3, the holders of shares of Series A Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)           Distribution to Holders of Common Stock and Series A Preferred Stock. Upon a Liquidation Event, after the payment (or the setting aside for payment or distribution) of all preferential amounts required to be paid to the holders of shares of Series A Preferred Stock and any other Parity Securities, the remaining assets (if any) of the Company available for distribution to its stockholders shall be distributed first to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders and then to the holders of Common Stock, and the holders of Series A Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company by reason of their ownership thereof.

(c)           Consolidation, Merger, Etc. A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed, shall be deemed to be a Liquidation Event within the meaning of this Certificate of Designations, in each case, unless the holders of a majority of the outstanding Series A Preferred Stock elect not to treat such event as a Liquidation Event; provided, that, as a result of such consolidation, merger or similar transaction or series of transactions (each, a “Combination Transaction”) in which the Company is a constituent corporation or a party, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, such outstanding securities of such surviving corporation (or its parent corporation, if applicable) expressly include securities that are held by the Acquiring Stockholder. For purposes of this Section 3(c), an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such Combination Transaction. Notwithstanding the foregoing, the sale by the Company of securities in an equity financing shall not be deemed a Combination Transaction.

(d)           Non-Cash Distributions. In any Liquidation Event, if proceeds received by the Company or its stockholders are other than cash, the value of such non-cash consideration shall be determined in good faith by the Board of Directors.

4.           Voting Rights.

(a)           General. Except as otherwise expressly provided in this Certificate of Designations or as otherwise required by law, (a) each holder of Series A Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series A Preferred Stock could then be converted at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series A Preferred Stock, Series A-1 Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Company shall provide each holder of Series A Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

(b)           Series A Protective Provisions. The approval of the holders of at least 2/3 of the outstanding shares of the Series A Preferred Stock voting together separately as a class will be required for:

(i)           the merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company, unless such action (i) results in net proceeds to the stockholders of the Company in excess of $5,000,000, and (ii) has received the prior approval of the Board of Directors;

(ii)           the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series A Preferred Stock (excluding debt not convertible into any such Senior Security or Parity Security);

(iii)           the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other a repurchase of the Series A Preferred Stock) or the payment of dividends or other distributions on equity securities by the Company (other than on the Series A Preferred Stock);

(iv)           any amendment or repeal of any provision of the Company’s Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series A Preferred Stock; and

(v)           the liquidation, dissolution or winding-up of the business and affairs of the Company, the effectuation of any Liquidation Event, or the consent to any of the foregoing, unless such action (i) results in net proceeds to the stockholders of the Company in excess of $5,000,000, and (ii) has received the prior approval of the Board of Directors.

5.           Conversion. The holders of Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series A Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.05 Such initial Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. The right of redemption shall continue until the fifth business day prior to a Redemption Date (defined below in Section 6(a)) or other redemption by or surrender to the Company of the Series A Preferred Stock for any reason other than a conversion pursuant to this Section 5.

(b)           Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company at its election shall either (i) pay cash equal to the product (calculated to the nearest cent) of such fraction and the then-effective Conversion Price, or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled.

(c)           Mechanics of Conversion.

(i)           In order for a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series A Preferred Stock at the office of the transfer agent for the Series A Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series A Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon a conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”) and such shares of Series A Preferred Stock shall thereupon be converted, without further action, into the number of shares of Common Stock provided for in this Section 5, and such number of shares of Common Stock into which the Series A Preferred Stock is converted shall thereupon be deemed to have been issued to such holder(s) or nominee(s) of such holder(s) of the Series A Preferred Stock.

(ii)           The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series A Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share (if applicable). Notwithstanding the foregoing, if the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system (“DTC Transfer”). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Company to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(iii)           The Company shall at all times when the Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iv)           On the Conversion Date, all shares of Series A Preferred Stock which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote and the accrual of dividends thereon, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore (and cash, if any, with respect to any fractions of a share as provided in Section 5).

(v)           If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the sale of securities.

(d)           Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, whether by way of a stock split or a stock split by way of a stock dividend, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)           Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)           the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)           the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(f)           Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than as otherwise adjusted in this Section 5), in cash otherwise than out of retained earnings, in stock or other securities of other persons, in evidences of indebtedness issued by the Company or other persons, in assets (excluding cash dividends) or in options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other assets of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities and other assets receivable by them as aforesaid during such period giving application to all adjustments called for during such period (subject to all other adjustments called for during such period under this Section 5), under this paragraph with respect to the rights of the holders of Series A Preferred Stock.

(g)           Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(h)           Adjustment for Merger or Reorganization or Sale of Assets. Subject to Section 3, in case of any consolidation or merger of the Company with or into another corporation or other entity or the sale of all or substantially all of the assets of the Corporation to another corporation or other entity, each share of Series A Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series A Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

(i)           No Duplication. If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Section 5 in a manner such that adjustments are duplicative, only one such adjustment shall be made.

(j)           No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A Preferred Stock against impairment.

 (k)           Certificate as to Adjustments. Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment in accordance with the terms hereof and, in the case of adjustments amounting to a more than five percent (5%) change in the Conversion Price, furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock.

(l)           Notices of Record Date. In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series A Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken of the purpose of such dividend or distribution.

6.           Redemption.

(a)           General. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Company at a price equal the Series A Original Issue Price per share, plus all declared but unpaid dividends thereon (the “Redemption Price”), paid in three (3) annual installments commencing not more than sixty (60) days after (i) receipt by the Company at any time after (A) the Company’s trailing 12-month EBITDA is in excess of $5,000,000, (B) the sale of all, or substantially all of the assets of the Company in one or more related transactions, or (C), in one or more transactions separate from that specified in subpart “B” above, the sale of all or substantially all the intellectual property of the Company, which in the case of the transactions specified in subparts “B” and “C” above result in net proceeds to the Company in excess of $6,000,000, after receipt by the Company from the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, a written notice requesting redemption of all shares of Series A Preferred Stock (the “Preferred Holder’s Redemption Request”) or (ii) at any time after the Company gives notice to the holders of the then outstanding shares of Series A Preferred Stock for the redemption of all shares of Series A Preferred Stock (the “Company Redemption Request”, and together with the Preferred Holder’s Redemption Request, each a “Redemption Request”. Once a Company Redemption Request is given, it may not be withdrawn without the unanimous agreement of all the holders of the Series A Preferred Stock that is to be redeemed. Upon receipt of a Redemption Request, the Company shall apply all of its assets to any such redemption, and to no other corporate purpose, except to the extent prohibited by Delaware law governing distributions to stockholders. The date of each installment shall be referred to as a “Redemption Date.” On each Redemption Date, the Company shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (x) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (y) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies). If on any Redemption Date Delaware law governing distributions to stockholders prevents the Company from redeeming all shares of Series A Preferred Stock to be redeemed, the Company shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law.

(b)           Redemption Notice. The Company shall send written notice of the mandatory redemption (the “Redemption Notice”) to each holder of record of Series A Preferred Stock not less than forty (40) days prior to each Redemption Date. Each Redemption Notice shall state:

(i)           the number of shares of Series A Preferred Stock held by the holder that the Company shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)           the Redemption Date and the Redemption Price;

(iii)           the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5(a)); and

(iv)           for holders of shares in certificated form, that the holder is to surrender to the Company, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)           Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series A Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5(a), shall, if a holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate) to the Company, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)           Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

7.           Miscellaneous.

(a)            No Pre-emptive Rights. No Holder of Series A Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

(b)           Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series A Preferred Stock granted hereunder may be waived as to all shares of Series A Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series A Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

(c)           Retirement and Cancellation of Shares. Shares of Series A Preferred Stock which have been converted or otherwise cancelled shall be deemed to have been retired and cancelled and, following the filing of any certificates required by applicable law, have the status of authorized and unissued shares of Preferred Stock, and may be available to be issued thereafter by the Company as a newly designated class or series of Preferred Stock. When all the Series A Preferred Stock is surrendered to the Company, the Series A Preferred Stock will terminate and not be reissuable as Series A Preferred Stock.

(d)           Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, the Series A Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Series A Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series A Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series A Preferred Stock.

(e)           Severability. If any provision of this Certificate of Designations shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Certificate of Designations.

(f)           Captions. The caption headings of the sections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g)           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such communications are: (i) if to the Company to Cicero Inc., 8000 Regency Parkway, Cary, NC 27511 Telephone: (919) 380-5000, Facsimile: (919) 380-5121, Attention: John P. Broderick, and (ii) if to any holder to the address set forth on the Company’s stock transfer records, or such other address as may be designated in writing hereafter, in the same manner, by such person.

(h)           No Other Rights. The Series A Preferred Stock shall not have any relative, participating, optional or other special rights or powers except as set forth herein or as may be required by law.

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by it undersigned duly authorized officer this 11th day of August, 2017.

CICERO INC.

By:	/s/ John Broderick
Name: John Broderick
Title: CEO/CFO